Exhibit (4.1)
QUÉBEC
[      ] NOTES SERIES [      ]
DUE [      ]

FISCAL AGENCY AGREEMENT

FISCAL AGENCY AGREEMENT
THIS AGREEMENT, dated as of [      ],

BETWEEN:	QUÉBEC, as issuer

(the “Issuer”),

AND:	[ ], as fiscal agent, registrar, principal paying agent and transfer agent

(in such capacity, the “Registrar”),
      WHEREAS pursuant to a terms agreement (the “Terms Agreement”), dated [      ], between the Issuer and [      ], as Representative of the several Underwriters named therein, which incorporates by reference all of the provisions of the Underwriting Agreement, dated [      ], the Issuer has agreed to create, issue and sell [      ] aggregate principal amount of [      ] Notes Series [      ] due [      ] (herein collectively called the “Notes” or, individually, a “Note”);
     WHEREAS the sale of the Notes pursuant to the Terms Agreement has taken place as described in a Prospectus Supplement, dated [      ], which contains a description of the Notes and the clearing and settlement procedures related thereto;
     WHEREAS the Notes are issuable in the form of one or more fully registered global certificates (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York (“DTC”), and held by [      ], as custodian for DTC (the “Custodian”), with beneficial interests in the Notes represented, with limited exceptions, through book-entry accounts of financial institutions acting on behalf of beneficial owners thereof as direct and indirect participants in DTC;
     WHEREAS beneficial owners of Notes are not, except in limited circumstances described in Section 5, entitled to receive Notes represented by physical certificates or to have Notes registered in their names; and
     WHEREAS all Notes are recorded in a register held by the Registrar (the “Register”), and are registered in the name of Cede & Co., for the benefit of holders of Notes through the Euroclear System (“Euroclear”), Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and DTC (together, the “Clearing Systems”);
     NOW THEREFORE it is hereby agreed as follows:

1.	Definitions
     Terms and expressions defined in the terms and conditions of the Notes attached as Schedule B shall have the same meaning when used in this Agreement unless otherwise defined herein or unless the context otherwise requires. “Noteholders” or “holders of Notes” or “holders” or “registered holders” refers to persons entered in the Register as registered holders of Notes.
2.	Appointment
     The Issuer hereby appoints [      ] as its registrar, fiscal agent, transfer agent and principal paying agent in respect of the Notes upon and subject to the terms and conditions herein and therein contained and [      ] hereby accepts such appointments.
3.	Issue of the Notes
     (1) The Notes shall be issued in the form of one or more fully registered Global Notes registered in the name of Cede & Co., as nominee of DTC, and shall be executed by the Issuer. The Global Notes will be substantially in the form attached as Schedule A, with such changes as may be agreed between the Issuer and the Registrar. The aggregate principal amount of Notes to be issued and outstanding at any time in the form of the Global Notes or physical certificates (the “Certificated Notes”) issued in accordance with Section 5 shall not exceed [      ] except to the extent that Notes are further issued in accordance with Section 19. Forthwith after such execution, the Global Notes shall be delivered to the Registrar and shall be authenticated by the Registrar (or by such other person as the Registrar may appoint for such purpose with the consent of the Issuer), and delivered to or to the order of the Issuer pursuant to a written direction of the Issuer.
     (2) Beneficial owners of Notes will not, except in the limited circumstances described in Section 5, be entitled to receive Notes represented by Certificated Notes or to have Notes registered in their names and will not be considered holders thereof under this Agreement. The Certificated Notes, if any, will be substantially in the form attached as Schedule A with the appropriate changes thereto, consistent with the provisions of this Agreement, as may be agreed between the Issuer and the Registrar.
     (3) The Global Notes shall be issued and delivered only to or to the order of DTC or its successor appointed by the Issuer in accordance with Section 5(2). The Global Notes shall be in the principal amount from time to time endorsed thereon. The Registrar shall cause DTC to establish on its book-entry Clearing System an account in the name of the Registrar, as registrar and transfer agent for the Notes (the “Registrar Segregated Account”), for the purpose of facilitating the initial distribution of Notes in accordance with procedures previously agreed to by the Issuer, the Registrar and DTC. The Registrar Segregated Account is maintained exclusively for book-keeping purposes and for purposes of facilitating timely transfers of Notes, and the Registrar shall not be deemed the owner or holder of the Notes recorded therein for any purpose under this Agreement or under the terms of the Notes. The Issuer acknowledges and agrees that the Registrar

Segregated Account will be subject to the agreements, rules and procedures from time to time governing DTC participant accounts (collectively, the “DTC Agreements”).
     (4) So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes and subject to applicable law, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under this Fiscal Agency Agreement and the Notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive Certificated Notes and will not be considered owners or holders thereof under this Fiscal Agency Agreement or the Notes. Neither the Issuer nor the Registrar will have any responsibility or liability for any aspect of the records of the Clearing Systems relating to or payments made by the Clearing Systems on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records of the Clearing Systems relating to such beneficial ownership interests.
     (5) All Notes shall be signed (either manually or by facsimile signature) by the Minister of Finance or the Deputy Minister of Finance or any other authorized representative of the Issuer, and shall be authenticated by the Registrar (or by such other person as the Registrar may appoint for such purpose with the consent of the Issuer).
4.	The Register and Transfers
     (1) The Registrar, as registrar and transfer agent of the Issuer, shall maintain at its principal office in New York, a Register for (i) registering and maintaining a record of the holdings of Notes, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Registrar from the Issuer are duly credited to Cede & Co., (iii) registering transfers between holders of Notes, (iv) registering and maintaining a record of holders of Certificated Notes in the event any are issued in the limited circumstances described in Section 5, (v) registering transfers of Certificated Notes in the event any are issued in the limited circumstances described in Section 5 and (vi) registering and maintaining a record of any further issues of Notes pursuant to Section 19 and any subsequent transfers thereof.
     In the event Certificated Notes are issued in exchange for the Global Notes under the limited circumstances described in Section 5, the Registrar shall (i) register and maintain a record of holders of Certificated Notes and (ii) register transfers of Notes among holders of Certificated Notes and between holders of Certificated Notes and participants in [      ], in accordance with such procedures as the Registrar shall deem reasonable upon consultation with the Issuer.
     (2) The Registrar shall not be required to inquire into, or take any action in respect of, transfers of Notes (i) within Euroclear or Clearstream, Luxembourg or between Euroclear and Clearstream, Luxembourg participants, or (ii) between DTC participants.
     (3) No service charge shall be payable by the presenter for any registration, registration of transfer or exchange of the Notes provided that the Registrar may require payment by the transferee of a sum sufficient to cover any stamp or other tax or governmental charge in connection therewith.

     (4) The Register shall at all reasonable times be open for inspection by the Issuer and any agent of the Issuer. In the event of any discrepancy between the principal amount of the Global Notes and the aggregate holdings of Notes by Cede & Co. as shown on the Register, the holdings of Notes as shown on the Register shall prevail.
     (5) Neither the Issuer nor the Registrar shall be required (i) to register the transfer or exchange of any Notes on any interest payment date or during a period commencing at the close of business of the New York office of the Registrar on the 14th calendar day immediately preceding any such date and ending on such date; (ii) to register the transfer or exchange of any Notes during the period commencing at the close of business of the New York office of the Registrar on the record date of any notice by the Issuer of any Notes to be redeemed or purchased through the date the notice of redemption or purchase is given; or (iii) to register the transfer or exchange of any Notes called for redemption unless upon due presentation thereof such Notes called for redemption shall not be redeemed.
     (6) Subject to applicable law, the Issuer, the Registrar or any other agents of the Issuer or the Registrar shall not be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Notes and may register the transfer of any Notes on the direction of the holder thereof, whether named as trustee or otherwise, as though that person were the beneficial owner thereof.
5.	Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes
     (1) The Registrar, or an agent duly authorized by the Registrar, is hereby authorized from time to time in accordance with the provisions of the Notes and of this section to authenticate and deliver:
(a)	the Global Notes or the Certificated Notes, as the case may be, in exchange for or in lieu of the Global Notes or the Certificated Notes, as the case may be, outstanding on the Register with the same maturity and of like form which have become mutilated, defaced, destroyed, stolen or lost, provided that the applicant therefor shall have (i) paid such costs as may have been incurred in connection therewith; (ii) surrendered to the Registrar any mutilated or defaced Global Notes or Certificated Notes, as the case may be, to be replaced; and (iii) in the case of lost, stolen or destroyed Global Notes or Certificated Notes, as the case may be, furnished the Registrar with such evidence (including evidence as to the serial number of the Global Notes or the Certificated Notes in question) and indemnity in respect thereof as the Issuer and the Registrar may require; and

(b)	Certificated Notes in an authorized form and denomination in exchange for a like aggregate principal amount of Certificated Notes.

(c)	upon any registration of a transfer, a new Global Note or, as the case may be, a new Certificated Note shall be issued to the new holder in replacement of the existing Global Note or Certificated Note thus transferred. Such new Global Note or, as the case may be, new Certificated Note, shall be duly authenticated by the Registrar.
     Each new Global Note or Certificated Note authenticated and delivered upon any registration of transfer or exchange for or in lieu of the whole or any part of any Global Note or Certificated Note shall carry all the rights to interest, if any, accrued and unpaid and to accrue which were carried by the whole or such part of such latter Global Note or Certificated Note, and notwithstanding anything to the contrary herein contained, such new Global Note or Certificated Note shall be dated the date of the authentication of such Global Note or Certificated Note.
     (2) The Issuer will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies the Issuer that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be and a successor depository is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if the Issuer, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Registrar, acting on direct or indirect instructions of a holder or any beneficial owner of an interest in a Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if DTC does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.
     (3) Upon any such issuance pursuant to Section 5(2) of the Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) the Issuer shall promptly make available to the Registrar a reasonable supply of Certificated Notes, (ii) DTC shall cause the Global Notes to be delivered to the Registrar and provide the Registrar with the necessary registration information for such Certificated Notes, (iii) the Registrar shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Registrar shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of DTC new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Registrar shall reduce accordingly the holdings of Cede & Co. on the Register. The Registrar shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as DTC, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to DTC or the transferee.
     (4) The Issuer expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note in accordance with this Section 5, then an owner of a beneficial interest will be entitled to pursue any remedy under this Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.
     (5) Unless the Global Notes are presented by an authorized representative of DTC to the Issuer, the Registrar or their respective agents for registration of transfer, exchange or payment, and any replacement Global Notes are registered in the name of a nominee of DTC and any payment is made to such nominee, any transfer, pledge or other use of the Global Notes for value or otherwise shall be wrongful since the registered holders of the Global Notes have an interest in the Notes evidenced by the Global Notes.
6.	Paying Agents
     The Registrar shall act as the principal paying agent for the Issuer in connection with the Notes. The Issuer hereby appoints [      ], as the [      ] paying agent and may appoint any additional paying agents or terminate the appointment of any paying agents except that if and for so long as the Notes are admitted to [      ] and the rules of the [      ] so require, the Issuer will maintain a paying agent in [      ].
7.	Payments by the Issuer to the Registrar
     (1) The Issuer agrees to provide to the Registrar by 10:00 a.m., New York time, on each date on which a payment of principal or interest (and any Additional Amounts) in respect of the Notes is due (each a “Payment Date”) pursuant to the terms and conditions of the Notes such amount as is required to be paid on such date in immediately available funds in U.S. dollars to an account in New York designated by the Registrar.
     (2) All monies paid to the Registrar pursuant to and for the payment of the amounts referred to in this Section 7 shall be received and held by the Registrar as agent for the Issuer and shall be applied to the payment of the appropriate U.S. dollar amounts at the time and in the manner provided in this Agreement and the Notes.
     (3) The Issuer hereby authorizes the Registrar from funds so provided to it to make or cause to be made payment of the principal or interest (and any Additional Amounts) on the Notes. The Registrar shall, to the extent permitted by law, return to the Issuer any funds transferred to it for payments with respect to the Notes that are not so paid by the Registrar at the expiration of three years after the due date for payment thereof; thereafter, the holders of Notes shall look only to the Issuer for any payment of such funds.
8.	Payment of Notes
     (1) The Issuer shall have the right to require a holder of a Note, as a condition of payment of the principal of, or interest (and any Additional Amounts) on a Note, to deliver to the Registrar a certificate in such form as the Issuer may from time to time prescribe in order to enable the Issuer to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Issuer, the Registrar or the paying agent may be required to deduct or withhold from payments in respect of such Note under any present or future law of Canada or Québec or any regulation thereunder and (ii) any reporting or other requirements under such law or regulation. The Issuer shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination.
     (2) Subject to applicable law and the terms hereof, the Issuer, the Registrar and any other agent of the Issuer or the Registrar shall deem and treat the person whose name appears in the Register as the registered holder of a Note as the absolute owner thereof for all purposes whatsoever notwithstanding any notice to the contrary, and any payment in U.S. dollars of or on account of the principal of, and interest, and any Additional Amounts on such Note shall be made only to or to the order in writing of such holder, and such payment shall be valid and shall discharge the liability of the Issuer or the Registrar and any other agent of the Issuer or the Registrar on such Note to the extent of the sum or sums so paid.
     (3) The registered holder of any Note shall be entitled to the payments of principal of, and interest, and any Additional Amounts on such Note, free from all rights of set-off or counterclaim between the Issuer and the original or any intermediate holder thereof and all persons may act accordingly and a transferee of a Note shall, after the appropriate form of transfer is lodged with the Registrar or other agent of the Issuer or the Registrar for the purpose and upon compliance with all other conditions relating thereto required by this Agreement or by any conditions contained in such Note or by law, be entitled to be entered on the Register as the owner of such Note free from all rights of set-off or counterclaim between the Issuer and his transferor or any previous holder thereof, save in respect to rights of which the Issuer is required to take notice by statute or by order of a court of competent jurisdiction. Delivery to the Issuer by a Noteholder of a Note or the receipt by such holder of the principal, interest and any Additional Amounts in respect of such Note shall be a valid discharge to the Issuer, which shall not be bound to inquire into the title of such holder, save as ordered by a court of competent jurisdiction or as required by statute.
     (4) Where a Note is registered in more than one name, the principal and interest and any Additional Amounts from time to time payable in respect thereof shall be paid to or to the order of all the joint holders thereof, failing written instructions to the contrary from all such joint holders, and such payment shall be a valid discharge to the

Issuer, the Registrar and any other agent of the Issuer or the Registrar.
     (5) In the case of the death of one or more joint holders, the principal of, and interest, and any Additional Amounts on any Notes registered in their names may, notwithstanding subsection (2) of this Section 8, be paid to the survivor or survivors of such holders whose receipt therefor shall constitute a valid discharge to the Issuer, the Registrar and any other agent of the Issuer or the Registrar.
9.	Cancellation of Notes
     All Certificated Notes that are presented for transfer pursuant to Section 4(1), all Notes that are presented for replacement, exchange or registration of transfer pursuant to Section 5 or repaid on maturity or redeemed or purchased shall upon such registration of transfer, replacement or exchange or upon payment being made, be cancelled by the Registrar. The Registrar shall, as soon as reasonably possible after the date of any such registration of transfer, replacement, exchange, redemption, purchase or payment, furnish the Issuer with a certificate or certificates stating: (i) the serial numbers and total number of Notes so transferred, replaced, exchanged, redeemed, purchased or repaid; and (ii) the amount, if any, paid in respect of such Notes. Unless otherwise instructed by the Issuer, the Registrar shall destroy the cancelled Notes in its possession in accordance with its customary procedure and provide the Issuer with a destruction certificate duly signed by a representative of the Registrar.
10.	Maturity, Redemption and Purchase
     Unless previously redeemed for tax reasons as provided in the terms and conditions of the Notes, or purchased, the principal amount of the Notes shall be due and payable on [      ].
     In accordance with the terms and conditions of the Notes, upon receipt of a notice of intention to redeem and the certificate contemplated in the provisions under “Maturity, Redemption and Purchases” in the terms and conditions of the Notes, not less than 30 days nor more than 45 days prior to the date fixed for redemption, the Registrar shall cause to be given on behalf of the Issuer, in accordance with the provisions under “Notices” in the terms and conditions of the Notes, a notice of redemption stating: (i) the date fixed for redemption; (ii) the redemption price and (iii) if applicable, the place or places of surrender of the Notes to be redeemed.
     The Issuer may, if not in default under the Notes, at any time purchase Notes in the open market, or by tender or by private contract at any price.

11.	Financial Documents
     For so long as any of the Notes are outstanding, the Issuer agrees to supply the Registrar with copies of all documents required to be available by any stock exchange on which the Notes are for the time being listed, with copies of the latest statements of consolidated revenues and expenditures, annual reports and quarterly presentations of financial transactions of the Issuer as soon as practicable after publication thereof for inspection by Noteholders at the principal office of the Registrar in New York. Notwithstanding anything herein contained, the obligations of the Issuer under this Section 11 will terminate on such date as all amounts required to be paid to the Registrar by the Issuer under this Agreement and all amounts required to be paid to the Noteholders by the Issuer under the Notes have been paid in full. The Registrar, subject to its being provided with copies of the documents and reports referred to above, undertakes to make them available to holders of Notes at its principal office in New York during the term of the Notes.
12.	Fees
     The Issuer shall pay to the Registrar such fees for its services hereunder as are agreed separately by the Issuer and the Registrar.
13.	Further Reports
     The Registrar shall provide the Issuer upon written request such information regarding the financial servicing of the Notes expressed in such form as the Issuer may reasonably require. The Registrar shall transmit to the Issuer promptly any notices or other communications addressed to the Issuer in connection with the Notes, including any notice of any legal action or proceeding which may be brought against the Issuer and of which the Registrar has knowledge.
14.	Meetings of Holders of Notes
     (1) The Registrar shall, on receipt of a written request of the Issuer or a written request signed in one or more counterparts by the holders of not less than 10% of the principal amount of the Notes then outstanding and upon being indemnified to its reasonable satisfaction by the Issuer or the holders of Notes signing such request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the holders of Notes for any lawful purpose affecting their interests. If the Registrar fails to give notice convening such meeting within 30 days after receipt of such request and indemnity, the Issuer or such holders of Notes, as the case may be, may convene such meeting. Every such meeting shall be held in New York or such other place as may be approved or determined by the Registrar.

     (2) At least 21 days’ notice of any meeting shall be given to the holders of the Global Notes or Certificated Notes, as the case may be, in the manner provided pursuant to the provisions under “Notices” in the terms and conditions of the Notes, and a copy thereof shall be sent by post to the Registrar unless the meeting has been called by it, and to the Issuer, unless the meeting has been called by the Issuer. Such notice shall state the day, time, place and purpose of the meeting and the general nature of the business to be transacted thereat, and shall include a statement to the effect that, prior to 48 hours prior to the time fixed for the meeting, (i) in the limited circumstances in which Certificated Notes have been issued, those holders of Certificated Notes who deposit such Notes with the Registrar, or any other person authorized for such purpose by the Registrar or the Issuer or (ii) in the case of Notes being represented by the Global Notes, those persons recorded in the Register shall be entitled to obtain voting certificates for appointing proxies, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.
     (3) A holder of Notes may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the holders of Notes or any adjournment of such meeting, and such proxy shall have all rights of the holder of Notes in respect of such meeting. All notices of meetings to the holder of a Global Note shall contain a requirement that the Clearing Systems must notify Clearing Systems participants and, if known, beneficial owners of Notes of the meeting in accordance with procedures established from time to time by the Clearing Systems. The registered holders of Notes shall seek voting instructions on the matters to be raised at such meeting from the Clearing Systems participants or, if known, from the beneficial owners of Notes in accordance with the applicable procedure of the Clearing Systems. For greater certainty, it is acknowledged that none of the Issuer, the Registrar, any clearing agency or any intermediary or participant shall be required to comply with the time limits set out in the applicable procedure of the Clearing Systems but shall use all reasonable efforts to otherwise comply with such procedure and attempt to provide non-registered holders of the Notes with meeting materials and voting rights as if such non-registered holders of Notes were registered holders thereof.
     (4) Some person, who need not be a holder of Notes, nominated in writing by the Registrar shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the holders of the Notes present in person or by proxy shall choose some person present to be chairman, and, failing such choice, the Issuer may appoint a chairman.
     (5) At a meeting of holders of Notes, a quorum shall consist of two or more holders of Notes present in person or by proxy who represent at least a majority in aggregate principal amount of the Notes at the time outstanding. If a quorum of the holders of Notes shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of holders of Notes, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman shall appoint some other place, day or time of which not less than seven days’ notice shall be given in the manner provided above. At any adjourned meeting called by the Issuer or the Registrar, two or more holders of Notes present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in aggregate principal amount of the Notes then outstanding.
     (6) The chairman of any meeting at which a quorum of the holders of Notes is present may, with the consent of the holder(s) of a majority in aggregate principal amount of the Notes represented thereat, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.
     (7) Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as hereinafter defined) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more holders of Notes acting in person or by proxy and holding at least 2% in aggregate principal amount of the Notes then outstanding, a poll shall be taken in such manner as the chairman shall direct.
     (8) In a poll, each holder of Notes present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each U.S.$1,000 principal amount of Notes then held by such holder. A proxy need not be a holder of Notes. In the case of Notes held jointly, any one of the joint holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them is present in person or by proxy, only one of them may vote in respect of each U.S.$1,000 principal amount of Notes of which they are joint holders.
     (9) The Issuer and the Registrar by their respective officers, directors and representatives, and the legal advisors of the Issuer and the Registrar may attend any meeting of the holders of Notes, but shall have no vote as such.
     (10) Subject to Section 16, in addition to all other powers conferred upon them by any other provision of this Agreement or by law, holders of Notes at a meeting shall have the following powers, any one or combination of which may be exercised from time to time by Extraordinary Resolution:
(a)	power to confirm any modification or amendment of this Agreement or the terms and conditions of the Notes proposed by the Issuer;

(b)	power to direct or authorize the Registrar to exercise any power, right, remedy or authority given to it by this Agreement or the Notes in any manner specified in such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

(c)	power to waive and direct the Registrar to waive any default on the part of the Issuer in complying with any provisions of this

Agreement or the Notes or to waive and direct the Registrar to waive future compliance with any provision or provisions of this Agreement or the Notes; and

(d)	power to repeal, modify or amend any Extraordinary Resolution previously passed by the holders of Notes;
provided, however, that no such modification nor amendment to this Agreement or to the terms and conditions of the Notes or any other action taken may, without the consent of the holder of each such Note affected thereby: (a) change the stated maturity or interest payment date(s) of any such Note; (b) reduce the principal amount of or rate of interest on any such Note; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (e) reduce the percentage of the holders of Notes necessary to modify or amend this Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (f) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.
     (11) All actions that may be taken and all powers that may be exercised by the holders of Notes at a meeting held as hereinbefore provided may also be taken and exercised by the holders of not less than 66 2/3% of the aggregate principal amount of the Notes at the time outstanding by an instrument in writing signed in one or more counterparts, and the expression “Extraordinary Resolution” when used in this Agreement shall include an instrument so signed.
     (12) The term “Extraordinary Resolution” means a resolution proposed to be passed at a meeting of holders of the Notes duly convened for the purpose and held in accordance with the provisions of this Agreement and passed by the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes.
     (13) Minutes of all resolutions and proceedings at every meeting of holders of Notes held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Registrar at the expense of the Issuer and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the holders of Notes, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.
     (14) Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of holders of Notes shall be binding upon all the holders of Notes, whether present at or absent from such meeting, and every instrument in writing signed by holders of Notes in accordance with Section 14(11) shall be binding upon all the holders of Notes (whether or not a signatory). Subject to the provisions for its indemnity herein contained, the Registrar shall be bound to give effect accordingly to every such Extraordinary Resolution.
     (15) The Registrar, or the Issuer with the approval of the Registrar, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:
(a)	for the deposit of instruments appointing proxies at such place as the Registrar, the Issuer or the holders of Notes convening a meeting, as the case may be, may in the notice convening such meeting direct;

(b)	for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, cabled or sent by any other means of recorded communication before the meeting to the Issuer or to the Registrar at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.
          Any regulation so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of holders of Notes shall be the holders thereof or their duly appointed proxies.
     (16) The powers and any combination of the powers in this Agreement stated to be exercisable by the holders of Notes by Extraordinary Resolution may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the holders of Notes to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.
15.	Indemnities
     (1) The Issuer agrees to indemnify and hold harmless the Registrar against all claims, actions, demands, damages, costs and losses arising out of or relating to the Registrar’s duties as fiscal agent, registrar, transfer agent and principal paying agent for the Issuer with respect to the Notes, except such as may result from the Registrar’s gross negligence, willful misconduct or bad faith or that of its directors, officers, employees or representatives.
     (2) This Section 15 shall survive the payment in full of all obligations of the Notes, whether by redemption, repayment or otherwise.

16.	Amendments
     This Agreement and the Notes may be amended by the Issuer and the Registrar without notice to or the consent of the holders of Notes, for any one or more of the following purposes: (i) curing any ambiguity; (ii) curing, correcting or supplementing any defective provisions contained herein or therein; (iii) effecting the issue of further Notes of the Issuer pursuant to Section 19; or (iv) in any other manner in which the Issuer, on the one hand, and the Registrar, on the other hand, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with this Agreement or the Notes and which in the reasonable opinion of the Issuer, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of Notes.
17.	The Registrar
     (1) Subject to Section 7(3), in acting under this Agreement and in connection with the Notes, the Registrar is acting solely as agent of the Issuer and does not assume any obligation or relationship of agency or trust with any of the holders of Notes, except that all amounts received and held by the Registrar for payment in respect of the Notes shall be held in trust for the holders of the Notes in a separate account or accounts for payment to the holders of Notes.
     (2) The Registrar shall be protected and shall incur no liability for action taken or not taken, or suffered to be taken or not taken, with respect to all legal matters upon which it has received advice from counsel in good faith and in accordance with the opinions and advice of such counsel.
     (3) The Registrar and its officers, directors and employees may become the owners of, or acquire an interest in, any Notes, with the same rights that it or they would have if the Registrar were not acting as agent hereunder, and may engage or be interested in any financial or other transaction with the Issuer, and may act on behalf of, or as a depository, trustee or agent for, any committee or body of holders of Notes or holders of other obligations of the Issuer as freely as if the Registrar were not acting as agent hereunder.
     (4) The Registrar may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, telecopier or other paper or document believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties and, in particular, may rely and shall be protected in acting on the basis of any such notice which is given in accordance with the provisions hereof.
18.	Resignation or Replacement of Registrar
     (1) The Issuer agrees that there shall at all times be a registrar, fiscal agent, transfer agent and principal paying agent hereunder until the earlier of (i) there being no Notes outstanding, or (ii) the Issuer having established to the satisfaction of the Registrar that the Issuer may avail itself of defenses under all relevant laws for the prescription of actions in respect of any outstanding Notes.
     (2) The Registrar may resign at any time by sending at least thirty days’ written notice by registered mail to the Issuer. Upon receipt of such notice, the Issuer shall appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement. Subject to the provisions hereof, the Issuer may terminate the appointment of the Registrar as registrar, fiscal agent, transfer agent and principal paying agent and appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement provided that it give the Registrar not less than thirty days’ written notice of termination. Neither the resignation nor the termination of the appointment of the Registrar as registrar, fiscal agent, transfer agent and principal paying agent shall take effect until the appointment of the successor registrar, fiscal agent, transfer agent and principal paying agent becomes effective. On the effective date of the resignation of the Registrar or of the termination of its appointment as registrar, fiscal agent, transfer agent and principal paying agent, the Registrar shall deliver to the successor registrar, fiscal agent, transfer agent and principal paying agent all funds of the Issuer then held by it and the Issuer shall pay to the Registrar all amounts owed by the Issuer to the Registrar pursuant to this Agreement up to the said effective date.
     (3) If the Registrar shall be adjudged a bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing of its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed or if any public officer shall have taken charge or control of it or of its property or affairs, for the purposes of rehabilitation, conservation or liquidation, a successor registrar, fiscal agent, transfer agent and principal paying agent shall be appointed by the Issuer. Upon such an appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent, the Registrar shall cease to be a registrar, fiscal agent, transfer agent and principal paying agent hereunder whether or not notice of such termination shall have been given. If no successor registrar, fiscal agent, transfer agent and principal paying agent shall have been appointed by the Issuer, any holder of a Note, on behalf of itself and all other holders of Notes, or the Registrar, may petition any court of competent jurisdiction for the appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent.
19.	Further Issues
     The Issuer may from time to time, without the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes in all respects (or in all respects save for the first payment of interest thereon) and such further notes shall be consolidated and form a single series with the Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of and subject to an agreement supplemental to this Agreement.

20.	General
     (1) Any notice pursuant to this Agreement shall be deemed to have been duly given upon the dispatch of such notice by registered mail or telecopier (to be confirmed in writing by registered mail), addressed to the Issuer or to the Registrar as follows:

Issuer	Address:	Ministère des Finances
8, rue Cook, Québec, Québec
Canada G1R 5P4
	Attention:	Direction des services post-marchés
	Telecopier No:	(418) 528-9704
	Telephone No:	(418) 528-1224

Registrar	Address:

Attention:
Telecopier No:
Telephone No:
or to any other address or number of which either of the parties shall have notified the other in writing in accordance with this provision.
     (2) This Agreement shall be governed by and interpreted in accordance with the laws of Québec and the laws of Canada applicable therein.
     (3) This Agreement shall extend to and enure to the benefit of and be binding upon the Issuer and the Registrar and their respective successors and assigns.

     (4) This Agreement may be executed in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original. Such counterparts shall together constitute one and the same agreement.

QUÉBEC

by:
Name:
Title:

[ Name of the Fiscal Agent ]

by:
Name:
Title:

SCHEDULE A
[ insert Form of Global Note ]

SCHEDULE B
TERMS AND CONDITIONS OF THE NOTES
[ insert terms and conditions of the Notes ]